Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

March 12, 2014

Applied Genetic Technologies Corporation

11801 Research Drive

Suite D

Alachua, Florida 32615

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-1 (Registration No. 333-193309) (as amended, the “Registration Statement”), filed by Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 4,106,650 shares (the “Shares”) of its common stock, $.001 par value per share. The foregoing number of Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.

We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the stock records of the Company, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we express no opinion other than as to the federal laws of the United States, the Delaware General Corporation Law, including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the prospectus forming a part thereof, will be validly issued, fully paid and non-assessable.

Applied Genetic Technologies Corporation

March 12, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Robert W. Sweet, Jr.
a Partner